Exhibit 10.1
STOCK OPTION AGREEMENT
(NON-EMPLOYEE DIRECTORS AWARD)
     1. Grant of Option. Pursuant to the ACE Cash Express, Inc. Non-Employee Directors Stock Incentive Plan (the “Plan”) for non-employee directors of ACE Cash Express, Inc., a Texas corporation (the “Company”), the Company grants to

(the “Option Holder”)
an option to purchase from the Company a total of ___ shares of Common Stock at $ ___  per share (being at least the fair market value per share of the Common Stock on the date of grant) in the amounts, during the periods, and upon the other terms and conditions set forth in this Agreement.
     2. Exercisability. Except only as specifically provided elsewhere in this Agreement, this option is exercisable as follows [OR, if applicable – in the following cumulative installments]:
[Add if exercisable in installments – No fractional shares will be issued; if an installment would cover a fractional share, such installment will be rounded off to the next higher whole share (except for the final installment, which will be for the balance of the total optioned shares).] In the event of any cessation of Option Holder’s service as a member of the Board for any reason or under any circumstances, including (without limitation) as a result of not having been nominated for or elected to a new term as a member of the Board, the option will be exercisable only to the extent that the Option Holder could have exercised it on the date of such cessation of Option Holder’s continuous service as a member of the Board. In no event may this option be exercised in whole or in part after its date of termination specified in Section 4 hereof.
     3. Subject to Plan. This option and the grant and exercise thereof are subject to the terms and conditions of (including, without limitation, the definitions set forth in) the Plan, which is incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. In addition, this option is subject to any rules, regulations, policies, or procedures promulgated by the Committee or the Board pursuant to the Plan, now or hereafter in effect.
     4. Term. This option will terminate at the first to occur of the following:
(a)	5 p.m., Dallas, Texas time, on ___ ___, 20___.

(b)	5 p.m., Dallas, Texas time, on the date that is 180 days after the date the Option Holder’s service as a member of the Board ceases or terminates by reason of the Option Holder’s death or disability.

(c)	5 p.m., Dallas, Texas time, on the date that is 30 days after the date the Option Holder’s service as a member of the Board ceases or terminates for any reason other than the Option Holder’s death or disability.
     5. Who May Exercise. During the lifetime of the Option Holder, this option may be exercised only by the Option Holder. If the Option Holder dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) prior to the termination date specified in Section 4(a) hereof without having exercised this option as to all of the shares covered thereby, this option may be exercised, to the extent the Option Holder could have exercised this option on the date of his or her death or disability, at any time prior to the earlier of the dates specified in Sections 4(a) and 4(b) hereof, by (i) the Option Holder’s estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Option Holder in the event of the Option Holder’s death, or (ii) the Option Holder or his or her personal representative in the event of the Option Holder’s disability, subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations. For purposes of this Agreement, the Committee shall determine the date the Option Holder’s service as a member of the Board ceases or terminates because of disability.
     6. Restrictions on Exercise. This option:
(a)	may be exercised only with respect to full shares, and no fractional share of Common Stock shall be issued;

(b)	may not be exercised in whole or in part, and no certificates representing shares (or other property) subject to this option shall be delivered by or on behalf of the Company, if any requisite action, approval, or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been secured; and

(c)	may be exercised only if, at all times during the period beginning with the date of grant of this option and ending on the date 30 days prior to the date of exercise, the Option Holder was a director of the Company; provided, that if the Option Holder’s service as a director of the Company is terminated by death or disability, or if the Option Holder dies or becomes disabled within such 30-day period, the option may be exercised in accordance with Section 5 hereof.
     7. Manner of Exercise. Subject to such administrative rules, regulations, policies, and procedures as the Committee may from time to time adopt, the Option Holder or beneficiary shall, in order to exercise this option, give written notice to the Company of the number of shares being purchased and the purchase price to be paid therefor, accompanied by the following:
(a)	full payment in United States dollars of the option or purchase price in the form of cash or a check for the shares of Common Stock being purchased; and

(b)	such documents as the Company, in its discretion, deems necessary to (i) evidence the exercise, in whole or in part, of the option evidenced by this Agreement, (ii) comply with or satisfy the requirements of the Securities Act of 1933, as amended, or any other applicable securities law, rule, or regulation or any other applicable law, rule, or regulation as then in effect, and (iii) comply with or satisfy the requirements of the stock exchange or market quotation system on which the Common Stock is then listed or quoted.
The Company may permit the Option Holder to exercise this option by delivering to the Company, in lieu of payment of the option or purchase price directly by the Option Holder, a properly executed notice of exercise together with irrevocable instructions to a securities broker to promptly deliver to the Company cash or a check payable and acceptable to the Company in the full amount of the option or purchase price to exercise the option; provided, that the Option Holder and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.
     8. Non-Assignability. This option is not assignable or transferable by the Option Holder except by will or by the laws of descent and distribution.
     9. Rights of Shareholder. The Option Holder will have no rights as a shareholder of the Company with respect to any shares covered by this option until the issuance of a certificate or certificates to the Option Holder for those shares. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.
     10. Capital Adjustments and Reorganizations. The number of shares of Common Stock covered by this option, and the option or purchase price thereof, shall be subject to such adjustment as the Committee may deem appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, sale of all or substantially all outstanding capital stock, recapitalization, merger, consolidation, separation, reorganization, sale of all or substantially all of the assets, liquidation, or the like of or by the Company. The Company (acting by or through the Board or the Committee) may also, in the event of a merger, consolidation, share exchange, sale of all or substantially all outstanding capital stock, reorganization, sale of all or substantially all assets, liquidation, recapitalization, separation, or the like of or by the Company, make such arrangements as it deems advisable with respect to outstanding options granted under the Plan, and those arrangements shall be binding upon the Option Holder. As provided in Section 8 of the Plan, those arrangements may include (without limitation) arrangements for the substitution of new options for any options then outstanding (by conversion or otherwise), the assumption of any such outstanding options, or the payment for any such outstanding options.
     11. Law Governing. This Agreement is to be performed in the State of Texas and shall be construed and enforced in accordance with, and governed by, the laws of such State.
     12. Date of Grant. The date of grant of this option is ___   ___, 20___.
     13. Notices. All notices or other communications required or permitted hereunder to be given to either of the parties hereto shall be in writing and shall be effective upon receipt by the party entitled to such notice when personally delivered or when transmitted by overnight or same-day courier or by United States registered or certified mail, postage prepaid, to the appropriate one of the following addresses:

If to the Company:	Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038
Attention:

If to the Option Holder:

The above addresses may be changed by giving notice of such change of address to the other party hereto in accordance with the foregoing provisions of this Section 13.
     14. Inurement. Subject to the restrictions against transfer or assignment set forth herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the assignee, successors in interest, personal representatives, guardians, estates, heirs, and legatees of the parties hereto (as appropriate). Except as permitted or contemplated by this Agreement, the Option Holder agrees that he will not hypothecate or otherwise create or suffer to exist any lien, claim, or encumbrance on this option or on any of the optioned shares owned by him. Except as provided herein, this Agreement is not intended to confer any rights or benefits upon any person or entity that is not a party hereto.
     15. Definitions; Gender and Number. In this Agreement, (i) terms with their initial letters capitalized are used as defined in the Plan, unless otherwise defined herein, and (ii) whenever required by the context, the pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa.
     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Option Holder, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, to be effective as of the date of grant specified in Section 12 hereof.

Company:

ACE CASH EXPRESS, INC.

By:

Option Holder:

Please retain one (1) agreement for your records and return the second agreement to __________________ at the ACE Cash Express Corporate Office.

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